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                                                                   Exhibit 10.28

                                 THIRD AMENDMENT
                                     TO THE
                               RAYOVAC CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     THIS IS AN AMENDMENT to the Rayovac Corporation Supplemental Executive Retirement Plan (the "Plan") made this 17 day of February, 2004, by Rayovac Corporation (the "Company"), such amendment to be effective January 1, 2004:

                                       1.

     Section 5.1(b) of the Plan is amended by deleting the existing provision and by substituting the following:

          "(b) Except as otherwise provided in Section 5.2, payment of a Participant's vested Account Balance shall be made or shall commence as soon as practicable after the January 1 on or next following the date determined pursuant to Section 5.1(c). Such payment shall be net of any amounts required to be withheld pursuant to federal, state or local tax laws.

          Except as provided below, distributions commencing on or after January 1, 2004 shall be made in a lump-sum payment, unless the Participant elects to have his vested Account Balance paid in five annual installments in the manner described in this paragraph. Any installment distribution election in effect on December 31, 2003 shall remain in effect and shall be irrevocable. An election to receive installment payments made on or after January 1, 2004 must be made on a date that is more than 180 days before the beginning of the Plan Year in which such payment is scheduled to be made, and such election shall be irrevocable. If payment is made in installments, each of the first four installment payments shall be equal to 20% of the Participant's Account Balance as of the date the first

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     annual installment payment commences, and the fifth annual installment payment shall be equal to the Participant's remaining Account Balance as of the date on which the fifth annual installment payment is made. Earnings shall be credited as provided under Section 3.3 with respect to amounts remaining in a Participant's Account while installment payments are being made."

                                       2.

     Section 5.1(c) of the Plan is amended by deleting the existing provision and by substituting the following:

     "In the case of any benefit payable to David A. Jones, Mr. Jones will not be considered to have terminated employment for purposes of the foregoing sentence until he has both terminated employment with the Company and ceased to be a member of the Board."

     IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative and its corporate seal to be hereto affixed the day and year first written above.


THE COMPANY                                    RAYOVAC CORPORATION

(Corporate Seal)                               By:    /s/ Kent Hussey
                                                  ----------------------------

                                               Title: President & COO
                                                     -------------------------

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